UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

(312) 496-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2013, Heidrick & Struggles International, Inc. (“Heidrick & Struggles” or the “Company”) entered into a separation agreement (“Agreement”) with L. Kevin Kelly, former Chief Executive Officer of the Company. The Agreement contains terms and conditions that are consistent with the Company’s Management Severance Pay Plan and Mr. Kelly’s employment agreement. Under the terms of the Agreement, Mr. Kelly will receive: (i) 24 months of base salary and target bonus, paid over a 24 month period, for a total of $3,360,000; (ii) a pro rata bonus for 2013 if a bonus is paid to the Company’s other executive officers; and (iii) continued health benefits with the cost sharing arrangement between Mr. Kelly and the Company in place at the time of his termination of service to the Company, for 24 months or until Mr. Kelly becomes eligible for such benefits under another employer’s benefit plan, whichever is sooner.

The receipt of benefits under the Agreement is conditioned upon Mr. Kelly’s continued adherence to the non-compete and non-solicitation covenants in his employment agreement for 12 months and the confidentiality provisions indefinitely. The Agreement also contains a general release of all claims and liabilities by Mr. Kelly in favor of the Company and its current and former employees, officers, directors

The foregoing summary of the Agreement is subject to, and qualified in its entirety by, the Separation Agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is being furnished as part of this Report on Form 8-K.

99.01	Separation Agreement and General Release dated October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heidrick & Struggles International, Inc. (Registrant)

Date: October 10, 2013	/s/ Stephen W. Beard
General Counsel, Chief Administrative Officer and Secretary